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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                COMPANY CONTACT:
                                                     ROBERT W. KLINGE
                                                     (269) 382-8200

                      PRAB, INC. ANNOUNCES MERGER PROPOSAL

                   PROPOSAL FROM STEVENS FINANCIAL GROUP, LLC

KALAMAZOO, MI (August 4, 2003) - PRAB, INC. (OTC BULLETIN BOARD: PRAB), which operates under two divisions, Prab Conveyors and Hapman Conveyors, and is a leading provider in the design and manufacturing of conveyors, metal scrap reclamation systems, and bulk material handling equipment and systems for a wide variety of industrial markets throughout the world, announced today that it has received a merger proposal from Stevens Financial Group, LLC.

The proposal, dated July 28, 2003, included in its terms a provision that the shareholders of Prab would be offered a price of $2.20 per share. An Independent Special Committee of Prab's Board of Directors has been appointed to review and negotiate the merger proposal and report back to Prab's Board of Directors.

Note regarding Private Securities Litigation Reform Act: Statements made in this press release which are not historical facts, including projections, statements of plans, objectives, expectations, or future economic performance, are forward looking statements that involve risks and uncertainties and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Prab's future financial performance could differ significantly from that set forth herein, and from the expectations of management. Important factors that could cause Prab's financial performance to differ materially from past results and from those expressed in any forward looking statements include, without limitation, the inability to obtain additional capital resources, variability in quarterly operating results, customer concentration, product performance and acceptance, long sales cycles, long and varying delivery cycles, Prab's dependence on business partners, emerging technological standards, risks associated with acquisitions and other risk factors detailed from time to time in Prab's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.




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